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                                                                   EXHIBIT 4.2.1


October 29, 1998


Kansas City Southern Industries, Inc.
114 West 11th Street
Kansas City, MO  64105
Attn:  Danny R. Carpenter

     Re:  Stockholder Agreement dated September 2, 1998

Gentlemen:

     This letter confirms our understanding regarding a modification in the Stockholder Agreement dated September 2, 1998 between Kansas City Southern Industries, Inc. ("KCSI") and DST Systems, Inc. ("DST"). Capitalized terms used in this letter shall have the meanings set forth in the Agreement.

     DST and KCSI have agreed that, if the Closing Date of the Merger occurs after December 1, 1998 and on or before December 31, 1998, the period referred to in Section 4(a) of the Agreement will extend at least through February 15, 1999, notwithstanding any other provision of the Agreement to the contrary.

     If this letter accurately sets forth our understanding, please sign a copy as indicated below and return a signed copy to me.

                              Sincerely,

                              /s/ Robert C. Canfield
                              ----------------------------

                              Robert C. Canfield
                              Senior Vice President
                              and General Counsel

Confirmed and Agreed

Kansas City Southern Industries, Inc.

By /s/ Landon Rowland
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Date:  10/30/98
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